Filed pursuant to Rule 424(b)(5) Registration No. 333-273029

4,592,068 Shares of Common Stock
5,907,932 Pre-Funded Warrants to Purchase up to 5,907,932 Shares of Common Stock
21,000,000 Warrants to Purchase up to 21,000,000 Shares of Common Stock
Up to 26,907,932 Shares of Common Stock Underlying the Pre-Funded Warrants and Warrants

Ontrak, Inc.

We are offering 4,592,068 shares of our common stock, together with 9,184,136 warrants to purchase up to 9,184,136 shares of our common stock (and the shares of common stock that are issuable from time to time upon exercise of the warrants), at a combined public offering price of $0.60 per share and accompanying warrants. The 4,592,068 shares of our common stock will represent approximately 19.99% of our outstanding shares of our common stock as of immediately before the issuance of such shares.

We are also offering 5,907,932 pre-funded warrants to purchase up to 5,907,932 shares of our common stock, together with up to 11,815,864 warrants to purchase up to 11,815,864 shares of our common stock (and the shares of common stock that are issuable from time to time upon exercise of the pre-funded warrants and warrants), at a combined public offering price of $0.5999 per pre-funded warrant and accompanying warrants, which is equal to the price at which a share of common stock and accompanying warrants are sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share.

Each share of common stock and pre-funded warrant is being sold together with two warrants with each warrant to purchase one share of our common stock at an exercise price of $0.85 per share. The shares of common stock and the accompanying warrants, and the pre-funded warrants and the accompanying warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. The aggregate number of shares of our common stock and pre-funded warrants that we are offering is 10,500,000, which would be issued and sold with accompanying warrants to purchase up to 21,000,000 shares of our common stock.

The exercisability of the pre-funded warrants and of the warrants offered hereby will be subject to stockholder approval. We will seek such stockholder approval by obtaining the written consent of Acuitas Capital LLC, our largest stockholder and an entity indirectly wholly owned and controlled by Terren Peizer, our former Chief Executive Officer and Chairman (“Acuitas Capital” and together with its affiliates, including Acuitas Group Holdings, LLC and Mr. Peizer, “Acuitas”) and Acuitas agreed to provide such written consent. Acuitas will hold a majority of the total number of shares of our common stock outstanding and will be able to provide the requisite stockholder approval. See “The Offering.” If such approval is obtained, the pre-funded warrants may be exercised at any time until all the pre-funded warrants are exercised in full and the warrants may be exercised at any time during the five-year period from the date of such approval. This offering also relates to the shares of common stock issuable upon exercise of the pre-funded warrants and warrants sold in this offering. There is no established trading market for the pre-funded warrants or the warrants, and we do not expect such trading markets to develop. We do not intend to list the pre-funded warrants or the warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the pre-funded warrants and the warrants will be extremely limited.

In a concurrent private placement, and assuming we sell all the securities offered hereby, we are selling $11.0 million worth of unregistered pre-funded warrants to purchase shares of our common stock and unregistered warrants to purchase shares of our common stock to Acuitas. We refer to the unregistered pre-funded warrants and the accompanying unregistered warrants to be sold in the private placement as the “private placement pre-funded warrants” and the “private placement warrants,” respectively, and, collectively, as the “private placement securities.” Each private placement pre-funded warrant will be sold together with two private placement warrants with each warrant exercisable for one share of our common stock. See “Prospectus Summary—Keep Well Agreement” and “Prospectus Summary—Concurrent Private Placement,” for more information. None of the private placement securities will be exercisable unless and until stockholder approval of their issuance is obtained. The purchase price of each private placement pre-funded warrant and accompanying private placement warrants will be equal to the price at which a share of common stock and accompanying warrants are sold to the public in this offering, minus $0.0001, and the exercise price of each private placement pre-funded warrant will be $0.0001 per share. At a combined public offering price of $0.60 per share of common stock and accompanying warrants, we would issue to Acuitas 18,333,333 private placement pre-funded warrants to purchase up to 18,333,333 shares of our common stock and 36,666,666 private placement warrants to purchase up to 36,666,666 shares of our common stock. The private placement securities and the shares of our common stock issuable upon the exercise thereof are being offered pursuant to the exemptions from registration under the Securities Act of 1933, as amended, and they are not being offered pursuant to this prospectus.

We have two classes of stock: common stock and 9.50% Series A Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”). Each share of common stock is entitled to one vote. Voting rights for holders of the Series A Preferred Stock exist primarily with respect to voting on amendments to our certificate of incorporation, including the certificate of designations relating to the Series A Preferred Stock, that materially and adversely affect the rights of the holders of Series A Preferred Stock or authorize, increase or create additional classes or series of our capital stock that are senior to the Series A Preferred Stock. Since August 31, 2023, the holders of the Series A Preferred Stock also have the right to elect two directors to our board of directors. See “Prospectus Summary—Recent Developments.”

Our common stock is listed on The Nasdaq Capital Market under the symbol “OTRK”. On November 9, 2023, the closing price as reported on The Nasdaq Capital Market was $0.80 per share. We are not currently in compliance with two requirements for continued listing on The Nasdaq Capital Market: (a) the minimum $2.5 million stockholders’ equity requirement and (b) the minimum bid price requirement. We are not in compliance with the stockholders’ equity requirement because our stockholders’ equity is less than $2.5 million. We submitted a plan to regain compliance with the stockholders’ equity requirement to Nasdaq on October 2, 2023. We believe our stockholders’ equity immediately following the closing of this offering will exceed the $2.5 million minimum. There can be no assurance that Nasdaq will accept our plan to regain compliance with the stockholders’ equity requirement, or, if accepted, that we will evidence compliance with the requirement during any extension period that may be granted to us. We are not in compliance with the minimum bid price requirement because the closing bid price for our common stock was less than $1.00 for the 30 consecutive business days prior to October 13, 2023. Under Nasdaq listing rules, we have a 180-calendar day period, or until April 10, 2024, to regain compliance with the minimum bid price requirement by having a minimum closing bid price for our common stock of at least $1.00 per share for a minimum of 10 consecutive business days during the 180-calendar day period. See the risk factor titled, “There can be no assurance that our common stock will continue to be listed on Nasdaq or, if listed, that we will be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions,” on page 11 of this prospectus.

We are a “smaller reporting company” as defined under federal securities law and we have elected to comply with certain reduced public company reporting requirements available to smaller reporting companies. See the section titled “Prospectus Summary — Implications of Being a Smaller Reporting Company.”
Unless otherwise noted, the share and per share information in this prospectus reflects a 1-for-6 reverse stock split of our outstanding common stock effected on July 27, 2023.

Investing in our securities involves risks. See “Risk Factors” beginning on page 11.
We engaged Roth Capital Partners, LLC (“Roth” or the “Placement Agent”) to act as our exclusive placement agent in connection with this offering. The Placement Agent agreed to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The Placement Agent has no obligation to purchase any of the securities being offered in this offering from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. We agreed to pay the Placement Agent the placement agent fees set forth in the table below and to provide certain other compensation to the Placement Agent. There is no minimum offering requirement as a condition to closing this offering. See “Plan of Distribution” for more information regarding these arrangements.
This offering will terminate on December 31, 2023, unless we decide to terminate it (which we may do at any time in our discretion) prior to that date.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Common Stock and Accompanying Warrants	Per Pre-Funded Warrant and Accompanying Warrants	Total
Public offering price	$0.60000	$0.59990	$6,299,409
Placement Agent fees(1)	$0.04200	$0.04199	$441,000
Proceeds to us, before expenses	$0.55800	$0.55791	$5,858,409

(1)	Does not include the fee paid to the placement agent with respect to the private placement transaction described in this prospectus. We refer you to “Plan of Distribution” on page 24 for additional information regarding placement agent compensation.

We expect this offering to be completed within two business days following the commencement of this offering and we will deliver all securities to be issued in connection with this offering delivery versus payment upon receipt of investor funds received by us. Accordingly, there is no arrangement to receive or place investor funds in an escrow, trust or any similar account.
We anticipate that delivery of the securities against payment will be made on or about November 14, 2023.

Roth Capital Partners

The date of this prospectus is  November 10, 2023

ABOUT THIS PROSPECTUS
We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Incorporation of Documents by Reference.” You should carefully read this prospectus as well as additional information described under “Incorporation of Documents by Reference,” before deciding to invest in our securities.

Neither we nor the Placement Agent have authorized anyone to provide you with additional information or information different from that contained in, or incorporated by reference into, this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Placement Agent is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and future prospects may have changed since that date.

The information incorporated by reference into or provided in this prospectus may contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained such industry and market data from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industry in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such assumptions, projections, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

For investors outside the United States (“U.S.”): We and the Placement Agent have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the U.S.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical fact in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. These forward-looking statements include, but are not limited to, statements concerning the following:

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●	our ability to raise capital to fund our operations;
●	the net proceeds of this offering;
●	the timing or success of obtaining regulatory licenses or approvals;
●	sufficiency of our working capital to fund our operations in the near and long term, which raises doubt about our ability to continue as a going concern;
●	infrastructure required to support operations in future periods, including the expected costs thereof;
●	estimates associated with revenue recognition, asset impairments, and cash flows;
●	variance in our estimates of future operating costs;
●	the effectiveness of our disclosure controls and our internal control over financial reporting;
●	the impact of new accounting pronouncements;
●	size and growth of our target markets; and
●	the initiation, timing, progress, and results of our research and development programs.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, without limitation:

●	the need for, and ability to obtain, additional financing in the future;
●	the ability to obtain subject enrollment in our programs at a pace that allows the program to progress on the schedules we have established;
●	unexpected delays in the progress of our programs;
●	the scope of protection we can establish and maintain for intellectual property rights covering our technology;
●	developments relating to our competitors and industry;
●	new discoveries or the development of new therapies or technologies that render our products or services obsolete or unviable;
●	political and economic instability, whether resulting from natural disasters, wars, terrorism, pandemics, or other sources;
●	the ability to gain adoption by healthcare providers of our products for patient care;
●	the ability to find and retain skilled personnel;
●	general economic conditions;
●	inaccuracies in estimates of our expenses, future revenues, and capital requirements;
●	future accounting pronouncements; and
●	unauthorized access to confidential information and data on our information technology systems and security and data breaches.
Forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

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You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statement for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission (the “SEC”) as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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PROSPECTUS SUMMARY

The following summary highlights selected information about us and this offering and does not contain all of the information that you should consider before investing in this offering. You should carefully read this entire prospectus and the documents incorporated by reference into this prospectus, especially the “Risk Factors,” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the accompanying notes to those statements, incorporated by reference from our most recent Annual Report on Form 10-K and our other filings with the SEC before making an investment decision. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Ontrak” or “the Company” refer to Ontrak, Inc.
Company Overview

Ontrak was founded with a passion for engaging with and helping improve the health and save the lives of anyone impacted by behavioral health conditions. We are an artificial intelligence (“AI”)-powered and telehealth-enabled, healthcare company, whose mission is to help improve the health and save the lives of as many people as possible. Our technology-enabled platform utilizes claim-based analytics and predictive modeling to provide analytic insights throughout the delivery of our personalized care program. Our program predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages and guides them to and through the care and treatment they need. By combining predictive analytics with human engagement, we deliver improved member health and validated outcomes and savings to healthcare payors.
Our integrated, technology-enabled Ontrak™ programs are designed to provide healthcare solutions to members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, chronic obstructive pulmonary disease, and congestive heart failure, which result in high medical costs. Ontrak has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance. Ontrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaches who address the social and environmental determinants of health. Our programs seek to improve member health and deliver validated cost savings to healthcare payors.
According to the National Institute of Mental Health and The State of Mental Health in America 2023 report published by Mental Health America, more than one in five U.S. adults (approximately 57.8 million adults in 2021) are estimated to live with mental illness, 55% of adults with mental illness (over 28 million individuals) receive no treatment, and 28% of all adults with a mental illness reported that they were not able to receive the treatment they needed, most of whom reported they did not receive care because they could not afford it.
Our growth strategy is to:

●	expand sales and marketing resources to acquire new and diverse customers across major health plans, value based provider groups and self-insurance employers;
●	execute on our better market penetration strategy by providing full scale customized behavioral health solutions, addressing customer needs across all member acuity levels while mitigating vendor fatigue by becoming a principal customer partner;
●	leverage our AI technology and new predictive algorithms to improve identification and outreach, create more efficiencies, enhance coaching solutions and create more proof points; and
●	opportunistically pursue partnerships that will accelerate growth.

We operate our business as one segment in the United States and we have contracted with leading national and regional health plans to make the Ontrak program available to eligible members.

Corporate Information

Ontrak was incorporated in the State of Delaware on September 29, 2003. Our principal executive offices are located at 333 S. E. 2nd Avenue, Suite 2000, Miami, FL 33131 and our telephone number is (310) 444-4300. Our website address is www.ontrakhealth.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.
Implications of being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To the extent that we continue to qualify as a smaller reporting company, we may take advantage of accommodations afforded to smaller reporting companies including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act of 2002; (ii) scaled executive compensation disclosure requirements; and (iii) providing only two years of audited financial statements, instead of three years. We will qualify as a smaller reporting company: (i) until the fiscal year following the determination that the market value of our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or (ii) if our annual revenues are less than $100 million during the most recently completed fiscal year, until the fiscal year following the determination that the market value of our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

Keep Well Agreement

We entered into a Master Note Purchase Agreement with Acuitas Capital dated as of April 15, 2022, as amended on each of August 12, 2022, November 19, 2022, December 30, 2022, June 23, 2023, October 31, 2023 and November 9, 2023 (as amended, the “Keep Well Agreement”). Acuitas Capital is our largest stockholder and an entity indirectly wholly owned and controlled by Mr. Peizer, our former Chief Executive Officer and Chairman.

In accordance with the terms of the Keep Well Agreement, the $4.0 million and the $2.0 million Acuitas delivered to us in June 2023 and September 2023, respectively, were deposited into a segregated account (the “Keep Well Escrow Account”). As of the date of this prospectus, the $6.0 million remains on deposit in the Keep Well Escrow Account. Any time, and from time to time, that we have less than $1.0 million of unrestricted cash, we may withdraw $1.0 million from the Keep Well Escrow Account. Each such withdrawal will be treated as a sale by us to Acuitas of a Keep Well Note (as defined below) with a principal amount equal to the amount withdrawn. In connection with each such withdrawal, we will also issue to Acuitas a warrant to purchase shares of our common stock in accordance with the terms of the Keep Well Agreement.

As of immediately prior to the closing of this offering, the aggregate principal amount we have borrowed under the Keep Well Agreement, plus all accrued and unpaid interest thereon, is expected to be approximately $23.3 million. The amounts borrowed under the Keep Well Agreement are evidenced by senior secured convertible notes (the “Keep Well Notes”). Under the terms of the Keep Well Agreement, Acuitas, at its option, has the right to convert the entire principal amount of the Keep Well Notes outstanding, plus all accrued and unpaid interest thereon, in whole or in part, into shares of our common stock at a conversion price equal to the lesser of (i) $2.39 per share and (ii) the greater of (a) the closing price of our common stock on the trading day immediately prior to the applicable conversion date and (b) $0.90. The $2.39 and $0.90 referenced in the preceding sentence are subject to adjustment for stock splits and similar actions. In addition, in connection with the conversion of the principal amount of any Keep Well Note and/or accrued interest thereon into shares of our common stock, under the terms of the Keep Well Agreement, we will issue to Acuitas a five-year warrant to purchase shares of our common stock, and the number of shares of our common stock subject to each such warrant will be equal to (x) 100% of the amount converted divided by (y) the conversion price of the Keep Well Note then in effect, and the exercise price of each such warrant will be equal to such conversion price, subject to adjustment.

In a concurrent private placement, and assuming we sell all the securities offered hereby, immediately prior to the closing of this offering, Acuitas agreed to convert, in accordance with the terms of the Keep Well Agreement and the Keep Well Notes, the aggregate principal amount of the Keep Well Notes plus all accrued and unpaid interest thereon less the sum of (a) $7.0 million and (b) the principal amount of any Keep Well Notes purchased with funds from the Keep Well Escrow Account prior to the closing of this offering (the sum of (a) and (b), the “Non-Converted Amount”). Based on the aggregate principal amount of the Keep Well Notes, plus all accrued and unpaid interest thereon, stated above, less $7.0 million, and assuming a conversion price of $0.90, we would issue approximately 18,054,791 shares of common stock upon the conversion thereof, and in connection with such conversion, we would issue to Acuitas warrants to purchase an aggregate of 18,054,791 shares of our common stock (the “Conversion Warrants”). Following the conversion of the Keep Well Notes described above and following the consummation of the private placement described below, the aggregate amount of Keep Well Notes outstanding will be $2.0 million. Such outstanding Keep Well Notes will mature two years and six months after the closing date of this offering and the conversion price will be the lesser of (i) $2.40 per share and (ii) the greater of (a) the closing price of our common stock on the trading day immediately prior to the applicable conversion date and (b) offering price at which the shares of our common stock and accompanying warrants are sold to the public in this offering.

However, because the offering price at which the shares of our common stock and accompanying warrants are sold to the public in this offering, $0.60, will be less than the conversion price at which the Keep Well Notes are converted immediately prior to the closing of this offering, upon the effectiveness of the stockholder approval described below (see “—Stockholder Approval”): (1) we will issue to Acuitas such additional shares of our common stock such that the total number of shares of common stock issued in respect of the conversion of the Keep Well Notes immediately prior to the closing of this offering plus such additional shares of common stock will equal the number of shares that we would have issued upon conversion of such Keep Well Notes if they were converted at a conversion price equal to the offering price at which the shares of our common stock and accompanying warrants are sold to the public in this offering; and (2) the exercise price of the Conversion Warrants will be reduced to $0.60, the offering price at which the shares of our common stock and accompanying warrants are sold to the public in this offering, and the number of shares of common stock subject to the Conversion Warrants will be increased to the number of shares of common stock that would have been subject to the Conversion Warrants if the Keep Well Notes were converted at a conversion price equal to the offering price at which the shares of our common stock and accompanying warrants are sold to the public in this offering. Accordingly, we estimate that, upon the effectiveness of the stockholder approval described below, we will issue an additional 9,027,395 shares of our common stock to Acuitas in respect of the conversion of the Keep Well Notes immediately prior to the closing of this offering and that the number of shares of common stock subject to the Conversion Warrants will be increased by the same amount.
Concurrent Private Placement

In a concurrent private placement, and assuming we sell all the securities offered hereby, we are selling $11.0 million worth of unregistered pre-funded warrants to purchase shares of our common stock and unregistered warrants to purchase shares of our common stock to Acuitas. We refer to the unregistered pre-funded warrants and the accompanying unregistered warrants to be sold in the private placement as the “private placement pre-funded warrants” and the “private placement warrants,” respectively, and, collectively, as the “private placement securities.” The funds on deposit in the Keep Well Escrow Account (other than any accrued interest thereon) at the time of the closing of the private placement and the Non-Converted Amount will be invested on behalf of Acuitas in the private placement to pay for the private placement securities. See “—Keep Well Agreement,” above.
Each private placement pre-funded warrant will be sold together with two private placement warrants with each warrant exercisable for one share of our common stock. The terms of the private placement pre-funded warrants and of the private placement warrants are substantially similar to the terms of pre-funded warrants and warrants offered in this offering, respectively, including that none of the private placement securities will be exercisable unless and until stockholder approval is obtained.

The purchase price of each private placement pre-funded warrant and accompanying private placement warrants will be equal to the price at which a share of common stock and accompanying warrants are sold to the public in this offering, minus $0.0001, and the exercise price of each private placement pre-funded warrant will be $0.0001 per share. At a combined public offering price of $0.60 per share of common stock and accompanying warrants, we would issue to Acuitas 18,333,333 private placement pre-funded warrants to purchase up to 18,333,333 shares of our common stock and 36,666,666 private placement warrants to purchase up to 36,666,666 shares of our common stock. The private placement securities and the shares of our common stock issuable upon the exercise thereof are being offered pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) promulgated thereunder, and they are not being offered pursuant to this prospectus.

Stockholder Approval

The shares of common stock offered hereby will represent 19.99% of the total number of shares outstanding before their issuance. None of the pre-funded warrants or warrants offered hereby and none of the private placement securities are exercisable unless and until we obtain stockholder approval in accordance with the Nasdaq listing rules. We agreed to seek such stockholder approval by obtaining the written consent of Acuitas and Acuitas agreed to provide such written consent. Acuitas will hold a majority of the total number of shares of our common stock outstanding and will be able to provide the requisite stockholder approval.
Recent Developments
Business Developments

On October 10, 2023, a health plan customer notified us of its intent not to continue using our services after February 2024. The customer advised us to cease enrollment of any new members from that customer immediately. The customer also informed us that the notification was related to the customer’s change in strategy and not reflective of the performance or value of our services. For the six months ended June 30, 2023, we billed this customer approximately $1.9 million, representing 32% of our revenue for the six months ended June 30, 2023. We do not expect this decision to have a material negative impact on our previously stated revenue expectations for fiscal year 2023. Our outreach pool, which represents individuals insured by our health plan customers who have been identified through our advanced data analytics and predictive modeling with untreated behavioral health conditions that may be impacted through enrollment in the Ontrak program, excluding members from the customer that provided this notice, was 2,664 as of October 27, 2023.
We continue to believe our other customers and our active pipeline of national and regional health plans, providers, healthcare systems and employers will generate revenue growth opportunities in the near future.
As of October 27, 2023, we had four active prospects, including one existing customer considering expanding utilization of our services, that were in the final stage of our sales cycle, meaning we presented our product portfolio and financial proposal and the prospect agreed to proceed to review the terms of our master services agreement and/or statement of work. These four active prospects have a combined estimated effective outreach pool of approximately 11,000 for our WholeHealth+ program based on the data exchange or other information provided to us. Additionally, these four active prospects also have a combined estimated 75,000 lives with access to our Ontrak Engage program. We have discussed entering into agreements with each of these four active prospects before the end of 2023 in order to target implementation and go-live within the first quarter of 2024.
In addition to the four prospects described above, as of October 27, 2023, there were approximately 20 active prospects in our upper sales funnel, which we define as prospects with which we met and presented our product portfolio within the last six months and which expressed interest in scheduling additional meetings to further discuss the details of our products. Such 20 active prospects represent approximately 20 million plan lives.
As of October 27, 2023, we had approximately 7,813 contracted providers in 45 states and the District of Columbia. The average tenure of our customers is seven years with an average per enrolled member per month revenue of $528 in the first six months of 2023.

Nasdaq Notice Regarding Common Stock

On October 13, 2023, we received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that we no longer meet the minimum bid price requirement set forth in Nasdaq listing rules because the closing bid price for our common stock was less than $1.00 for the previous 30 consecutive business days. The letter has no immediate effect on the listing of our common stock on The Nasdaq Capital Market.
Under Nasdaq listing rules, we have a 180-calendar day period, or until April 10, 2024, to regain compliance with the minimum bid price requirement. The minimum bid price requirement will be met if our common stock has a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the 180-calendar day period, unless Nasdaq exercises its discretion to extend such 10-day period. If we do not regain compliance by April 10, 2024, we may be eligible for an additional 180-calendar day period, subject to satisfying the conditions in the applicable Nasdaq listing rules. We are monitoring the closing bid price of our common stock and will consider options to regain compliance with the minimum bid price requirement. However, there can be no assurance that we will be able to regain compliance with the minimum bid price requirement.
In addition, we are also not currently in compliance with the Nasdaq listing rule that requires us to have stockholders’ equity of at least $2.5 million. We submitted a plan to regain compliance with the stockholders’ equity requirement to Nasdaq on October 2, 2023. We believe our stockholders’ equity immediately following the closing of this offering will exceed the $2.5 million minimum. There can be no assurance that Nasdaq will accept our plan to regain compliance with the stockholders’ equity requirement, or, if accepted, that we will evidence compliance with the requirement during any extension period that may be granted to us. See the risk factor titled, “There can be no assurance that our common stock will continue to be listed on Nasdaq or, if listed, that we will be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions,” on page 11 of this prospectus.
Series A Preferred Stock Delisting

On April 13, 2023, we received a letter from Nasdaq indicating that we no longer met the minimum bid price requirement set forth in Nasdaq listing rules because the closing bid price for the Series A Preferred Stock was less than $1.00 for the previous 30 consecutive business days. In accordance with Nasdaq listing rules, we had a 180-calendar day period, or until October 10, 2023, to regain compliance with the minimum bid price requirement by maintaining a minimum closing bid price for the Series A Preferred Stock of at least $1.00 per share for a minimum of 10 consecutive business days during the 180-calendar day period. We did not regain compliance with the minimum bid price requirement before the 180-calendar day period expired.
On October 11, 2023, we received a letter from Nasdaq informing us that we are not eligible for a second 180-day compliance period within which to regain compliance with the minimum bid price requirement for the Series A Preferred Stock and that Nasdaq determined that the Series A Preferred Stock would be delisted from The Nasdaq Capital Market and would be suspended at the opening of business on October 20, 2023 and a Form 25-NSE would be filed with the SEC, which removes the Series A Preferred Stock from listing and registration on The Nasdaq Stock Market. Our Preferred Stock currently trades in the over-the-counter OTC Markets system.
Reverse Stock Split
At a special meeting of our stockholders held on February 20, 2023, our stockholders approved a proposal giving our board of directors the authority, at its discretion, to file a certificate of amendment to our amended and restated certificate of incorporation to effect a reverse split of our outstanding common stock at a ratio that is not less than 1:4 and not greater than 1:6, without reducing the authorized number of shares of our common stock, with the final ratio to be selected by our board of directors in its discretion, and to be effected, if at all, in the sole discretion of our board of directors at any time within one year of the date of the meeting without further approval or authorization of our stockholders.

On July 27, 2023, we filed a certificate of amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware implementing a 1-for-6 reverse stock split. The reverse stock split was effective at 6:00 p.m. Eastern Time on that date. Any fractional shares of our common stock resulting from the reverse stock split were automatically rounded up to the nearest whole share.

Our common stock began trading on The Nasdaq Capital Market on a post-split basis at the open of trading on July 28, 2023.

Unless otherwise indicated, all references to a number of shares of common stock and common stock per share amounts presented herein for all periods have been retroactively adjusted to reflect the effect of the reverse stock split.
Stock Option Repricing

In May 2023, the compensation committee of our board of directors approved the repricing of stock options issued under our 2017 Stock Incentive Plan held by employees with exercise prices of $1.73 per share and higher. Our 2017 Stock Incentive Plan grants the plan administrator (currently the compensation committee of our board of directors) the authority to modify stock options granted thereunder, including their exercise price, without stockholder approval. There were no changes to vesting or other terms of the stock options in connection with the repricing. All employees offered the repricing accepted it and the exercise price of all such options was repriced to $0.41 per share, which was the closing price of our common stock on the effective date of the repricing, May 19, 2023. As a result of the reverse stock split effected on July 27, 2023, the exercise price of such options was increased to $2.46. The repricing was not offered to members of our board of directors. The following table summarizes the options that were repriced for each of our executive officers (the number of shares is on a pre-reverse stock split basis):

Name and Position	Number of Shares Subject to Options	Weighted Average Exercise Price Before Repricing
Brandon H. LaVerne, Interim CEO and COO	187,000	$1.74
James J. Park, CFO and Principal ACCG Officer	127,750	$1.74
Mary Louise Osborne, Chief Commercial Officer	127,750	$1.74
Arik Hill, Chief Information Officer	127,750	$1.74
Judith Feld, Chief Medical Officer	19,500	$1.94
All executive officers as a group	589,750	$1.74

We have adopted the provisions of Financial Accounting Standards Codification Topic 718 regarding accounting for share-based payments. Under Financial Accounting Standards Codification Topic 718, we will recognize any incremental compensation cost of the modified options subject to the repricing. The incremental compensation cost will be measured as the excess, if any, of the fair value of the repriced options immediately following the effective date (May 19, 2023) over the fair value of the repriced options immediately prior to the effective date.
Series A Preferred Stock Director Election Right

Under the terms of the certificate of designation for the Series A Preferred Stock, if dividends on the Series A Preferred Stock have not been paid in an aggregate amount equal to the equivalent of at least six or more quarterly dividends (whether consecutive or not), the number of directors constituting our board of directors will be increased by two, and the holders of the Series A Preferred Stock, will have the right, voting separately as a single class, to fill such newly created directorships (and to fill any vacancies in the terms of such directorships). Dividends on the Series A Preferred Stock are payable every February 28, May 30, August 31, and November 30. We did not pay the dividends on the Series A Preferred Stock payable in each of May 2022, August 2022, November 2022, February 2023, May 2023 and August 2023. Accordingly, the holders of the Series A Preferred Stock currently have the right to elect two directors to our board of directors.

THE OFFERING

Common stock offered by us	4,592,068 shares of common stock.
Pre-funded warrants offered by us
5,907,932 pre-funded warrants to purchase up to 5,907,932 shares of our common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant and accompanying warrants will equal the price at which the share of common stock and accompanying warrants are being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering.

The exercisability of the pre-funded warrants will be subject to stockholder approval. If such approval is obtained, the pre-funded warrants may be exercised at any time until all of the pre-funded warrants are exercised in full.

Warrants offered by us
21,000,000 warrants to purchase up to 21,000,000 shares of our common stock.
Each share of our common stock and each pre-funded warrant is being sold together with two warrants with each warrant exercisable for one share of our common stock.
The exercisability of the warrants will be subject to stockholder approval and, if such approval is obtained, will expire on the fifth anniversary of the date of such approval.
Each warrant will have an exercise price of $0.85 per share, subject to adjustment. In addition to customary adjustments in the event of stock dividends, stock splits, or similar events affecting our common stock, the exercise price is subject to adjustment (1) at the later of (a) the two-and-a-half year anniversary of the date the warrants are issued and (b) the date that stockholder approval is obtained and deemed effective, (2) on the 16th trading day following the date of a stock dividend, stock split, or similar event affecting our common stock, (3) in connection with issuances of our common stock, non-convertible indebtedness and/or common stock equivalents to certain third parties, and (4) upon certain issuances of common stock or common stock equivalents that are issued for a consideration per share less than the exercise price of the warrants. In addition, if we issue any common stock, common stock equivalents, or rights, warrants or options to purchase our capital stock or common stock equivalents at a price (or which has a conversion or exercise price) that varies or may vary with the market price of our common stock, each holder will have the right to substitute the variable price for the exercise price of their warrant. Simultaneously with any adjustment to the exercise price on or prior to the three-and-a-half-year anniversary of the date the warrants are exercisable, the number of shares of common stock issuable upon exercise of the warrants will be increased or decreased proportionally, such that the aggregate exercise price, after taking into account the adjustment in the exercise price, will be equal to the aggregate exercise price before such adjustment. See “Description of Securities We Are Offering—Warrants" for a more complete description of the terms of the warrants.
The shares of common stock and pre-funded warrants, and the accompanying warrants, as the case may be, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance.
This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Concurrent private placement	In a concurrent private placement, and assuming we sell all the securities offered hereby, we are selling to Acuitas $11.0 million of unregistered pre-funded warrants to purchase shares of our common stock and unregistered warrants to purchase shares of our common stock. Each such private placement pre-funded warrant will be sold together with two private placement warrants with each warrant exercisable for one share of our common stock. The terms of the pre-funded warrants and of the warrants sold in the private placement are substantially similar to the terms of pre-funded warrants and the warrants offered hereby, respectively, including that none of the pre-funded warrants or warrants sold in the private placement will be exercisable unless and until stockholder approval is obtained. The purchase price of each pre-funded warrant and accompanying warrants sold in the private placement will be equal to the price at which a share of common stock and accompanying warrants are sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant sold in the private placement will be $0.0001 per share. The placement agent shall receive compensation for the purchase or sale of the private placement securities in the private placement. The private placement securities and the shares of our common stock issuable upon the exercise thereof are being offered pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder, and they are not being offered pursuant to this prospectus.

Stockholder approval requirement	The shares of common stock offered hereby will represent 19.99% of the total number of shares outstanding before their issuance. None of the pre-funded warrants or warrants offered hereby and none of the pre-funded warrants or warrants sold in the private placement are exercisable unless and until we obtain stockholder approval in accordance with the Nasdaq listing rules. We agreed to seek such stockholder approval by obtaining the written consent of Acuitas and Acuitas agreed to provide such written consent. Acuitas will hold a majority of the total number of shares of our common stock outstanding and will be able to provide the requisite stockholder approval. See “Description of Securities We Are Offering—Stockholder Approval" for a more information.

Common stock outstanding immediately prior to the closing of this offering(1)	22,971,830 shares

Common stock outstanding immediately after the closing of this offering(1)	27,563,898 shares

Use of proceeds
We estimate that the net proceeds from this offering will be approximately $5.5 million, after deducting the Placement Agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

In addition, we estimate that the concurrent private placement will result in the cancellation of $5.0 million of debt owed under Keep Well Notes and the reclassification of $6.0 million of restricted cash in the Keep Well Escrow Account to unrestricted cash.

Risk factors	See “Risk Factors” on page 11 and other information incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Lock-up agreements	We and each of our officers and directors have agreed with the Placement Agent to be subject to a lock-up period of six months following the closing date of this offering, subject to certain exceptions and conditions. In addition, Acuitas has agreed to be subject to a lock-up period of 12 months following the closing date of this offering. This means that, during the applicable lock-up period, neither we, nor our officers, directors or Acuitas may offer for sale, contract to sell, or sell any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock subject to certain customary exceptions. See “Plan of Distribution.”

Nasdaq Capital Market symbols	Shares of our common stock are listed on The Nasdaq Capital Market under the symbol “OTRK.” There is no established trading market for the warrants or pre-funded warrants, and we do not expect such trading markets to develop. We do not intend to list the warrants or pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the warrants and pre-funded warrants will be extremely limited.
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(1) The number of shares of common stock that will be outstanding immediately after this offering is based on an expected 22,971,830 shares of common stock to be outstanding as of immediately prior to the closing of this offering, assumes the sale of all shares of common stock offered in this offering and the issuance of 18,054,791 shares of common stock to Acuitas upon the conversion of outstanding Keep Well Notes, assuming the conversion of all principal amounts thereof (other than $7.0 million) and all accrued and unpaid interest thereon as of immediately prior to the closing of this offering at a conversion price of $0.90, and excludes:

●	44,143 shares of common stock reserved for future issuance under our equity incentive plans as of October 27, 2023;

●	1,177,839 shares of common stock issuable upon exercise of outstanding stock options as of October 27, 2023 at a weighted average exercise price of $7.13 per share;

●	120,845 shares of common stock issuable upon settlement of outstanding restricted stock units as of October 27, 2023;

●	18,054,791 shares of common stock that would be issuable upon exercise of warrants that would be issued to Acuitas upon conversion of outstanding Keep Well Notes, assuming the conversion of all principal amounts thereof (other than $7.0 million) and all accrued and unpaid interest thereon at a conversion price of $0.90;

●	7,082,788 shares of common stock issuable upon exercise of outstanding warrants as of October 27, 2023;

●	481,086 shares of common stock issuable upon exchange of all the outstanding shares of the Series A Preferred Stock as of October 27, 2023, assuming an exchange rate of 0.1276 shares of common stock per share of Series A Preferred Stock;

●	5,907,932 shares of common stock issuable upon the exercise of pre-funded warrants to be issued to investors in this offering at an exercise price of $0.0001;

●	21,000,000 shares of common stock issuable upon the exercise of warrants to be issued to investors in this offering at an exercise price of $0.85 per share;

●	18,333,333 shares of common stock issuable upon the exercise of pre-funded warrants to be issued to Acuitas in the concurrent private placement with this offering at an exercise price of $0.0001 per share; and

●	36,666,666 shares of common stock issuable upon the exercise of warrants to be issued to Acuitas in the concurrent private placement with this offering at an exercise price of $0.85 per share.

RISK FACTORS
An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risk factors discussed below and in the documents incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on April 17, 2023 and our quarterly report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 10, 2023. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business, prospects, financial condition, and/or operating results. The occurrence of any known or unknown risks might cause you to lose all or part of your investment in our securities.
Risks Related to this Offering and Our Common Stock
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our net proceeds from this offering in ways that ultimately increase the value of any investment in our securities or enhance stockholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of common stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business, or continue our operations.
There can be no assurance that our common stock will continue to be listed on Nasdaq or, if listed, that we will be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.
Our common stock is traded on Nasdaq under the symbol “OTRK.” The Nasdaq Capital Market requires that companies have: (x) stockholders' equity of at least $2.5 million; (y) a market value of listed securities of at least $35 million; or (z) net income from continuing operations of $500,000 in the company’s most recently completed fiscal year or in two of the three most recently completed fiscal years. Our stockholders’ equity at June 30, 2023 was approximately $0.75 million and we did not meet either of the two alternative compliance standards described in clause (y) and (z). On August 15, 2023, we received a letter from Nasdaq informing us that we did not meet the $2.5 million in stockholders’ equity requirement for continued listing as of June 30, 2023. That letter had no immediate impact on the listing of our common stock on The Nasdaq Capital Market.

In accordance with Nasdaq listing rules, we had 45 calendar days, or until September 29, 2023, to submit a plan to regain compliance with the stockholders’ equity requirement, which we submitted for the Nasdaq Staff’s consideration on October 2, 2023. The Nasdaq staff has been processing our plan of compliance consistent with its discretion to extend the deadline for up to an additional five calendar days. Our plan of compliance indicates that upon closing of the offering contemplated by this prospectus for gross proceeds of at least $6.0 million, our stockholders’ equity will increase to substantially above $2.5 million, taking into account the conversion of the Keep Well Notes described in this prospectus. Nasdaq may grant us an extension period of up to 180 calendar days from the date of the notice we received on August 15, 2023 (or through February 11, 2024) to regain compliance with the stockholders’ equity requirement, and we believe that we will be able to demonstrate compliance upon closing of the offering contemplated by this prospectus. If for any reason Nasdaq does not accept our plan of compliance and determine that we demonstrated compliance upon closing of the offering contemplated by this prospectus, or if we are unable to regain compliance within any extension period granted by Nasdaq, Nasdaq would be required to issue a delisting determination. We would at that time be entitled to request a hearing before a Nasdaq Hearings Panel to demonstrate our compliance (or present our plan to regain compliance) to request a further extension period to regain compliance if necessary. The request for a hearing would stay any delisting action with respect to our common stock by Nasdaq.

In addition, on October 13, 2023, we received a letter from Nasdaq indicating that we no longer meet the minimum bid price requirement set forth in Nasdaq listing rules because the closing bid price for our common stock was less than $1.00 for the previous 30 consecutive business days. That letter has no immediate effect on the listing of our common stock on The Nasdaq Capital Market. Under Nasdaq listing rules, we have a 180-calendar day period, or until April 10, 2024, to regain compliance with the minimum bid price requirement. The minimum bid price requirement will be met if our common stock has a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the 180-calendar day period, unless Nasdaq exercises its discretion to extend such 10-day period. If we do not regain compliance by April 10, 2024, we may be eligible for an additional 180-calendar day period, subject to satisfying the conditions in the applicable Nasdaq listing rules based on our most recent public filings and market information at that time and we notify Nasdaq of our intent to cure the deficiency related to the minimum bid price requirement by effecting a reverse stock split if necessary. We are monitoring the closing bid price of our common stock and will consider options to regain compliance with the minimum bid price requirement. However, there can be no assurance that we will be able to regain compliance with the minimum bid price requirement.
In addition to the specified criteria for continued listing, Nasdaq also has broad discretionary public interest authority that it can exercise to apply additional or more stringent criteria for continued listing on the Nasdaq. Nasdaq has exercised this discretionary authority in the past. As of October 27, 2023, Acuitas owned approximately 40.3% of our outstanding common stock, beneficially owned approximately 92.2% of our common stock, and the aggregate principal amount we borrowed under the Keep Well Agreement, plus all accrued and unpaid interest thereon, was approximately $23.0 million. Mr. Peizer owns and controls Acuitas and, on March 1, 2023, the DOJ announced charges and the SEC filed a civil complaint against Mr. Peizer alleging unlawful insider trading in our stock. On March 1, 2023, Nasdaq requested certain information from us related to the charges against Mr. Peizer. We responded to those requests. On each of May 12, 2023 and June 30, 2023, the Nasdaq Staff requested certain supplemental information from us. We responded to each of those requests. No assurances can be given that Nasdaq will not exercise its discretionary public interest authority to delist our common stock due to public interest concerns related to Acuitas’ ownership of our common stock or its relationship to us under the Keep Well Agreement. “Prospectus Summary—Keep Well Agreement,” above.

In connection with the offering contemplated by this prospectus and with the concurrent private placement and the securities issuable in connection with the Notes Conversion, we submitted listing of additional shares applications to Nasdaq in accordance with Nasdaq listing rules. Current Nasdaq staff practice is not to accept or reject listing of additional shares applications before the closing of a public or private offering. We believe that the issuances of securities in the offering contemplated by this prospectus, in the concurrent private placement and in connection with the Notes Conversion are all compliant with Nasdaq listing rules. However, Nasdaq could assert that as a result of one or more of these securities issuances, we are not in compliance with Nasdaq’s listing rules. For example, Nasdaq could assert that the exercise price reset and share adjustment provisions in the warrants offered hereby and/or in the concurrent private placement mandate a delisting determination unless such provisions are modified. Should that occur, we would need to obtain (a) with respect to the warrants offered hereby, the consent of the holders of warrants representing at least a majority of the shares of common stock underlying the warrants then outstanding and each investor in this offering who purchases at least $1.75 million of securities at the closing of this offering, and (b) with respect to the warrant to be issued to Acuitas in the concurrent private placement, the consent of Acuitas, for any modifications. The failure to obtain such consent(s) could result in the delisting of our common stock.
If our common stock is ultimately delisted by Nasdaq, and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, then we could face significant material adverse consequences, including:
•less liquid trading market for our securities;
•more limited market quotations for our securities;
•determination that our common stock is a “penny stock” that requires brokers to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;
•more limited research coverage by stock analysts;

•loss of reputation; and
•more difficult and more expensive equity financings in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our common stock remains listed on Nasdaq, our common stock will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If our securities were no longer listed on Nasdaq and therefore not “covered securities,” we would be subject to regulation in each state in which we offer our securities.
The exercisability of the pre-funded warrants and the warrants being offered in this offering is subject to stockholder approval.

None of the pre-funded warrants or warrants being offered in this offering and none of the private placement securities issuable in the concurrent private placement described in this prospectus are exercisable unless and until we obtain stockholder approval in accordance with the Nasdaq listing rules of the issuance of (a) the pre-funded warrants and warrants in this offering and (b) the private placement securities. We agreed to seek such stockholder approval by obtaining the written consent of Acuitas and Acuitas agreed to provide such consent. However, no assurances can be given as to when the effectiveness of such consent will occur. See “Description of the Securities We Are Offering—Stockholder Approval,” below.

There is no public market for the pre-funded warrants or warrants being offered in this offering.
There is no established public trading market for the pre-funded warrants or warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the pre-funded warrants and warrants will be limited.
Holders of pre-funded warrants and warrants purchased in this offering will have no rights as common stockholders until such holders exercise such warrants and acquire our common stock.
Until holders of pre-funded warrants or warrants acquire shares of our common stock upon exercise of such warrants, holders of pre-funded warrants or warrants will have no rights with respect to the shares of our common stock underlying such warrants, such as voting rights. Upon exercise of the pre-funded warrants or warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.
In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement which are not available to purchasers that purchase securities pursuant to this prospectus.
This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.
The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us or at all.
Acuitas owns approximately 40.3% of our outstanding common stock and beneficially owns approximately 92.2% of our outstanding common stock, and as a result of such ownership has the ability to substantially influence the election of directors and other matters submitted to stockholders.
As of October 27, 2023, approximately 1.9 million shares of our outstanding common stock were owned by, and approximately 34.6 million shares of our common stock were beneficially owned by, Acuitas, an entity indirectly wholly owned and controlled by Mr. Peizer, which represents the ownership of approximately 40.3% of our outstanding common stock and the beneficial ownership of approximately 92.2% of our common stock. The foregoing share numbers and percentages assume that the entire principal amount of each of the senior secured convertible notes held by Acuitas and all accrued and unpaid interest thereon is converted into shares of our common stock at a conversion price of $0.90. In addition, under the terms of the Keep Well Agreement, if such notes are converted, upon such conversion we would issue warrants to Acuitas to purchase approximately 25.6 million shares of our common stock. Such warrants are not included in the number of shares reported as being beneficially owned by Acuitas in the first sentence of this paragraph or in the related percentage of beneficial ownership. Assuming the closing of this offering and of the concurrent private placement described in this prospectus, and assuming stockholder approval for the issuance of the pre-funded warrants and warrants offered hereby and of the private placement securities is obtained, approximately 29.1 million shares of our outstanding common stock would be owned by, and 118.2 million shares of our common stock would be beneficially owned by, Acuitas, which would represent the ownership of approximately 79.4% of our then outstanding common stock and the beneficial ownership of approximately 94.0% of our then outstanding common stock. Acuitas’ interest may not always coincide with our interests or the interests of other stockholders, and Acuitas may act in a manner that advances its best interests and not necessarily those of other stockholders. One consequence to this substantial influence or control is that it may be difficult for investors to remove our management. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.
Claims asserted against us for violation of securities laws, whether or not such claims have any merit, are costly to defend and could result in significant liabilities and diversion of our management’s time and attention and could have a material adverse effect on our financial condition, business and results of operations.
We offered and sold shares of our Series A Preferred Stock in offerings registered under the Securities Act. In February 2022, a purported securities class action was filed in the Superior Court of California for Los Angeles County, entitled Braun v. Ontrak, Inc., et al., Case No. 22STCV07174, on behalf of a putative class of all purchasers of our Series A Preferred Stock in such offerings. The action was brought against us, our officers and directors, and the investment banking firms that acted as underwriters for the offerings. The plaintiff asserted causes of actions alleging that we violated the federal securities laws in connection with the offerings based upon allegations that statements made regarding the growth of our customer base and expansion of our program with health plan customers were false or misleading. We believe that the allegations of falsity lack merit and that we have meritorious defenses, and we intend to defend against the action vigorously.
In addition, one beneficial owner of our Series A Preferred Stock has informally indicated that it may consider one or more claims against us based upon statements in the prospectuses related to the offering of our Series A Preferred Stock regarding the segregated account that was funded with a portion of the proceeds received from such offerings to pre-fund dividend payments on our Series A Preferred Stock in light of the action of our board of directors in April 2023 to make such funds available for general corporate purposes after considering its fiduciary duties to our common stockholders and other relevant factors. Such beneficial owner of our Series A Preferred Stock has also informally alleged that statements in the prospectuses related to the offering of our Series A Preferred Stock with respect to the right of holders of our Series A Preferred Stock to elect individuals to our board of directors if dividends on our Series A Preferred Stock have not been paid in an aggregate amount equal to the equivalent of at least six or more quarterly dividends were false or misleading. To date, such beneficial owner has not specified damages or remedies it would seek if it were to assert any such claims. Others with interests in the Series A Preferred Stock may assert similar claims. We believe that any such claims would be without merit and subject to meritorious defenses. However, any claim alleging any violation of securities laws, with or without merit, could result in costly litigation, significant liabilities and diversion of our management’s time and attention and could have a material adverse effect on our financial condition, business and results of operations. The results of litigation and other legal proceedings are inherently uncertain and adverse judgments or settlements (regardless of a claim’s merit) in any legal dispute may result in materially adverse monetary damages or injunctive relief against us.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $5.5 million, after deducting Placement Agent fees and estimated offering expenses payable by us. We estimate that the concurrent private placement will result in the cancellation of $5.0 million of debt owed under Keep Well Notes and the reclassification of $6.0 million of restricted cash in the Keep Well Escrow Account to unrestricted cash.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans, financial condition and business conditions. However, our management will have broad discretion over the use of the net proceeds from this offering.
Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments, and government securities.

DESCRIPTION OF SECURITIES WE ARE OFFERING

General

Our authorized capital stock consists of 550,000,000 shares, consisting of 500,000,000 shares of common stock, $0.0001 par value per share and 50,000,000 shares of preferred stock, $0.0001 par value per share.

As of October 27, 2023, there were 4,917,039 shares of common stock outstanding, and 3,770,265 shares of Series A Preferred Stock outstanding. As of October 27, 2023, we had outstanding options to purchase 1,177,839 shares of our common stock at exercise prices ranging from $2.16 to $519.42 per share, warrants to purchase 7,082,788 shares of our common stock at exercise prices ranging from $0.06 to $82.08 per share, restricted stock units covering a total of 120,845 shares of our common stock, senior secured convertible notes convertible into 25,563,972 shares of our common stock, assuming the conversion of the entire principal amounts thereof and all accrued and unpaid interest thereon and a conversion price of $0.90, and the outstanding shares of Series A Preferred Stock would be exchangeable for 481,086 shares of our common stock, assuming an exchange rate of 0.1276 shares of common stock per share of Series A Preferred Stock.

Common Stock
Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws do not provide for cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding, including the Series A Preferred Stock, or that we may designate and issue in the future. All of our outstanding shares of common stock are fully paid and nonassessable.
Warrants
General

The following summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.
Exercisability

To comply with Nasdaq listing rules, the exercisability of the warrants will be subject to stockholder approval and, if such approval is obtained, will expire on the fifth anniversary of the date of such approval. See “—Stockholder Approval,” below.
Once stockholder approval is obtained, the warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.
Cashless Exercise

If, at the time a holder exercises its warrants, a registration statement registering either the issuance or the resale of the shares of common stock underlying the warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant.
Initial Exercise Price

The warrants will have an exercise price of $0.85 per share, subject to adjustment as further described below.
Adjustments

In addition to customary adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock, the exercise price of the warrants and the number of shares of common stock issuable upon exercise thereof are subject to adjustment upon the occurrence of certain events described below.

Adjustment at the Later of the 2.5 Year Mark and Stockholder Approval. At the later of (a) the two-and-a-half year anniversary of the date the warrants are issued and (b) the date that stockholder approval is obtained and deemed effective (the later of (a) and (b), the (“Trigger Date”), the exercise price will be reduced to the greater of (i) $0.1584, which is 20% of the last closing bid price of our common stock before we enter into the securities purchase agreement and (ii) the lesser of (x) the then exercise price and (y) the lowest volume weighted average price of our common stock on any trading day during the five trading day period immediately before the Trigger Date.

Alternative Exercise Price Following Certain Issuances. If we issue or sell, or enter into any agreement to issue or sell, any common stock, common stock equivalents, or rights, warrants or options to purchase shares of our capital stock or common stock equivalents that are issuable or convertible into or exchangeable or exercisable for shares of common stock at a price which varies or may vary with the market price of our common stock (excluding customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events), each warrant holder will have the right, in its sole discretion, to substitute the variable price for the exercise price of their warrant.
Adjustment for Stock Combination Events. In the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock (a “Stock Combination Event”), if the Event Market Price (as defined below) is less than the exercise price then in effect (after giving effect to customary adjustments thereto as a result of the event), then on the 16th trading day immediately following the Stock Combination Event, the exercise price will be reduced to the Event Market Price. “Event Market Price” means, with respect to any Stock Combination Event, the quotient determined by dividing (x) the sum of the volume weighted average price of the common stock for each of the five lowest trading days during the 20 consecutive trading day period ending and including the trading day immediately preceding the 16th trading day after the date of such stock combination event, by (y) five.
Adjustment Upon Restricted Investor Subsequent Placement. If at any time prior to the three and a half year anniversary of the date the warrants are exercisable, we (1) grant, issue or sell (or enter into any agreement to grant, issue or sell) any shares of common stock, non-convertible indebtedness and/or common stock equivalents to Acuitas that results in a reduction of the exercise price in accordance with the terms of the warrants (2) consummate (or enters into any agreement with respect to) any other financing with Acuitas (any transaction described in clause (1) or (2), other than certain exempt issuances, a “Restricted Transaction”) and the exercise price of the warrants is greater than the lowest volume weighted average price of our common stock on any trading day during the five trading day period immediately following the public announcement of such Restricted Transaction, then the exercise price will be reduced to the lowest volume weighted average price on any trading day during such five trading day period.

Adjustment for Dilutive Issuances. If we issue (or enter into any agreement to issue) any shares of common stock or common stock equivalents, excluding certain exempt issuances, for a consideration per share less than the exercise price of the warrants in effect immediately prior to such issuance or deemed issuance, the exercise price of the warrants will be reduced to an amount equal to the consideration per share at which the common stock or common stock equivalents were issued or deemed issued.

Adjustment to Number of Shares Issuable Upon Exercise. Simultaneously with any adjustment to the exercise price on or prior to the three and a half year anniversary of the date the warrants are exercisable, the number of shares of common stock issuable upon exercise of the warrants will be increased or decreased proportionally, such that the aggregate exercise price of the warrants, after taking into account the adjustment in the exercise price, will be equal to the aggregate exercise price before the adjustment in the exercise price.
Transferability

The warrants will be issued separately from the common stock or pre-funded warrants, respectively, and a beneficial interest in the warrants may be transferred separately immediately thereafter. A warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.
Trading Market

There is no established trading market for any of the warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.
Rights as a Stockholder

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such warrant holders exercise their warrants.
Fundamental Transaction

In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the warrants, in the event of certain fundamental transactions, the holders of the warrants will be entitled to receive consideration in an amount equal to the Black Scholes Value (as defined in the warrants) of the warrants on the date of consummation of such transaction.
Waivers and Amendments

No term of the warrants may be amended or waived without the written consent of the holder; provided that any amendment to any term of the warrant requested by a national securities exchange on which our common stock is listed may be effected with the consent of (i) the holders of warrants representing at least a majority of the shares of common stock underlying the warrants then outstanding and (ii) each investor in this offering who purchases at least $1.75 million of securities at the closing of this offering. Any amendment effected in accordance with the foregoing proviso will apply to all warrants outstanding and be binding upon all holders of the warrants.
Pre-Funded Warrants
The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby in lieu of shares of our common stock. The summary is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.
Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued in certificated form only.

Exercisability

To comply with Nasdaq listing rules, the exercisability of the pre-funded warrants will be subject to stockholder approval and, if such approval is obtained, may be exercised, in cash or by a cashless exercise at the election of the holder at any time following the date of such approval and from time to time thereafter until the pre-funded warrants are exercised in full. See “—Stockholder Approval,” below. The pre-funded warrants will be exercisable in whole or in part by delivering to the Company a completed instruction form for exercise and complying with the requirements for exercise set forth in the pre-funded warrant.
Cashless Exercise

At the time a holder exercises its pre-funded warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.
Exercise Limitation

In general, a holder will not have the right to exercise any portion of a pre-funded warrant if the holder (together with its Attribution Parties (as defined in the pre-funded warrant)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided, that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.
Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.
Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.
Trading Market

There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.
Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.
Waivers and Amendments

No term of the pre-funded warrants may be amended or waived without the written consent of the holders of at least 66% of the pre-funded warrants then outstanding.
Stockholder Approval
The shares of common stock offered hereby will represent 19.99% of the total number of shares outstanding before their issuance. None of the pre-funded warrants or warrants offered hereby and none of the private placement securities are exercisable unless and until we obtain stockholder approval in accordance with the Nasdaq listing rules of the issuance of (a) the pre-funded warrants and warrants in this offering and (b) the private placement securities (collectively, the “stockholder approval matters”). We agreed to seek such stockholder approval of the stockholder approval matters by obtaining the written consent of Acuitas and Acuitas agreed to provide such written consent. Acuitas will hold a majority of the total number of shares of our common stock outstanding and will be able to provide the requisite stockholder approval. We also agreed to file an information statement regarding the stockholder approval matters with the SEC, and to mail an information statement to the holders of our common stock so that the requisite stockholder approval can become effective as soon as practicable. We cannot assure you that we will be able to obtain the requisite stockholder approval. In the event that we are unable to obtain such stockholder approval, the pre-funded warrants and warrants will not be exercisable and therefore have no value.

Under SEC rules, we will be required to file a preliminary copy of the information statement regarding the stockholder approval matters with the SEC at least 10 calendar days prior to the date definitive copies of such information statement are first sent or given to the holders of our common stock. Under SEC rules, in the case of corporate action taken by the consent of stockholders, the definitive information statement must be sent or given at least 20 calendar days prior to the earliest date on which the corporation actions approved by the consent of stockholders may be taken.

PRIVATE PLACEMENT TRANSACTION
In a concurrent private placement, and assuming we sell all the securities offered hereby, we are selling $11.0 million of unregistered pre-funded warrants to purchase shares of our common stock and unregistered warrants to purchase shares of our common stock to Acuitas. We refer to the unregistered pre-funded warrants and the accompanying unregistered warrants to be sold in the private placement as the “private placement pre-funded warrants” and the “private placement warrants,” respectively, and, collectively, as the “private placement securities.” The funds on deposit in the Keep Well Escrow Account (other than any accrued interest thereon) at the time of the closing of the private placement and the Non-Converted Amount will be invested on behalf of Acuitas in the private placement to pay for the private placement securities. See “Prospectus Summary—Keep Well Agreement.” We will pay the Placement Agent a cash commission of 3.5% of the amount of private placement securities sold in the private placement.
Each private placement pre-funded warrant will be sold together with two private placement warrants, each of which will be exercisable for one share of our common stock. The terms of the private placement pre-funded warrants and of the private placement warrants are substantially similar to the terms of pre-funded warrants and warrants offered in this offering, respectively, including that none of the private placement securities will be exercisable unless and until stockholder approval is obtained. See “Description of Securities We are Offering—Stockholder Approval.”
The purchase price of each private placement pre-funded warrant and accompanying private placement warrants will be equal to the price at which a share of common stock and accompanying warrants are sold to the public in this offering, minus $0.0001, and the exercise price of each private placement pre-funded warrant will be $0.0001 per share. At a combined public offering price of $0.60 per share of common stock and accompanying warrants, we would issue to Acuitas 18,333,333 private placement pre-funded warrants to purchase up to 18,333,333 shares of our common stock and 36,666,666 private placement warrants to purchase up to 36,666,666 shares of our common stock. The private placement securities and the shares of our common stock issuable upon the exercise thereof are being offered pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder, and they are not being offered pursuant to this prospectus. There is no established public trading market for the private placement securities and we do not expect a market to develop. In addition, we do not intend to list the private placement securities on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 27, 2023 (the "Measurement Date") for (a) each stockholder known by us to own beneficially more than 5% of our common stock (b) our named executive officers, (c) each of our directors, and (d) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of the Measurement Date pursuant to the exercise or conversion of outstanding securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 4,917,039 shares of common stock outstanding on the Measurement Date.

			Total
		Shares	common
	Common	beneficially	stock	Percent
	stock	owned	beneficially	of
Name of beneficial owner (1)	owned	(2)	owned	class
5% or Greater Stockholder
Acuitas Group Holdings, LLC (3)	1,981,989	32,601,011	34,583,000	92.2%

Directors and Named Executive Officers:
Richard A. Berman	—	107,943	107,943	2.1%
Michael E. Sherman	2,592	108,030	110,622	2.2%
James M. Messina	—	72,447	72,447	1.5%
Brandon H. LaVerne	7,349	37,730	45,079	*
Mary Louise Osborne	5,386	21,527	26,913	*
Terren S. Peizer (3)(4)	1,981,989	32,601,011	34,583,000	92.2%
Jonathan E. Mayhew (5)	—	—	—	*

All current directors and executive officers as a group (8 persons)	27,655	396,116	423,771	8.0%
___________

*	Less than 1%.
(1)	Except as set forth below, the mailing address of all individuals listed is c/o Ontrak, Inc., 333 S. E. 2nd Avenue, Suite 2000, Miami, FL, 33131.
(2)	Numbers in this column represent shares of common stock that may be acquired within 60 days of the Measurement Date pursuant to the exercise or conversion of outstanding securities.
(3)	Acuitas Group Holdings, LLC (together with its affiliates, “Acuitas”) is a limited liability company 100% owned by Terren S. Peizer. Shares of common stock presented are based on Schedule 13D/A filed with the Securities and Exchange Commission on June 27, 2023 by Acuitas and Mr. Peizer. Total common stock beneficially owned consists of: (i) 1,981,989 shares of common stock; (ii) an aggregate of 7,037,039 shares of common stock issuable upon exercise of warrants; and (iii) an aggregate of 25,563,972 shares of common stock issuable upon conversion of senior secured convertible notes (assuming the conversion of the entire principal amounts thereof and all accrued and unpaid interest thereon and a conversion price of $0.90). Under the terms of the Keep Well Agreement, if all of the amounts owed under the notes referenced in clause (iii) are converted into shares of our common stock, upon such conversion we would issue warrants to Acuitas to purchase up to 25,563,972 shares of our common stock. Such warrants are not included in the number of shares reported as being beneficially owned by Acuitas in the table above. The address for Acuitas and Mr. Peizer is 200 Dorado Beach Drive, #3831, Dorado, Puerto Rico, 00646.
(4)	Former Chairman of the Board and Chief Executive Officer.
(5)	Former Chief Executive Officer.

PLAN OF DISTRIBUTION
Pursuant to a placement agency agreement, dated as of November 10, 2023, we have engaged Roth Capital Partners, LLC, or the Placement Agent, to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best efforts basis. The Placement Agent is not purchasing or selling any securities in its capacity as placement agent, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered, or any at all. The terms of this offering were subject to market conditions and negotiations between us, the Placement Agent and prospective investors. The Placement Agent may engage one or more subagents or selected dealers in connection with this offering. The placement agency agreement provides that the Placement Agent’s obligations are subject to conditions contained in the placement agency agreement.
Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all investors in this offering under federal securities and state law, the investors which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger investors in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of six months following the closing of the offering, subject to certain exceptions; and (ii) a covenant to not enter into any equity financings for six months from closing of this offering, subject to certain exceptions and conditions. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.
We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about November 14, 2023. There is no minimum number of securities or amount of proceeds that is a condition to closing of this offering.
Placement Agent Fees, Commissions and Expenses
Upon the closing of this offering, we will pay the Placement Agent a cash transaction fee equal to 7.0% of the aggregate gross proceeds to us from the sale of the securities in this offering. In addition, we will reimburse the Placement Agent for its out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the Placement Agent, up to $125,000.
The following table shows the public offering price, Placement Agent fees and proceeds, before expenses, to us, assuming the purchase of all the securities we are offering.

	Per Share of Accompanying Warrants	Per Pre-Funded Warrant and Accompanying Warrants	Total
Public offering price(1)	$0.60000	$0.59990	$6,299,409
Placement Agent fees	$0.04200	$0.04199	$441,000
Proceeds to us, before expenses	$0.55800	$0.55791	$5,858,409
(1) The public offering price corresponds to (i) a public offering price of $0.60 per share of common stock and accompanying warrants and (ii) a public offering price of $0.5999 per pre-funded warrant and accompanying warrants.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding Placement Agent fees, will be approximately $0.4 million, all of which are payable by us. This figure includes the Placement Agent’s reimbursable expenses, including, but not limited to, legal fees for Placement Agent’s legal counsel, that we have agreed to pay at the closing of the offering up to an aggregate expense reimbursement of $125,000.

Other Relationships

The Placement Agent is investing in this offering on the same terms as other investors in this offering. In connection with the registered direct offering of common stock consummated in August 2022, we paid the Placement Agent a commission of approximately $280,000. The Placement Agent will receive a cash commission of 3.5% of the amount of private placement securities sold in the private placement. The Placement Agent may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business and may continue to receive compensation from us for such services.
Determination of Offering Price and Warrant Exercise Price
The actual public offering price of the securities we are offering, and the exercise price of the warrants and pre-funded warrants that we are offering, were negotiated between us, the Placement Agent and the investors in the offering based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, as well as the exercise price of the warrants and pre-funded warrants that we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.
Transfer Agent and Registrar
The transfer agent is Equiniti Trust Company, LLC.
Lock-Up Agreements
We and each of our officers and directors have agreed with the Placement Agent to be subject to a lock-up period of six months following the closing date of this offering, subject to exceptions and conditions. In addition, Acuitas has agreed to be subject to a lock-up period of 12 months following the closing date of this offering. This means that, during the applicable lock-up period, neither we, nor our officers, directors or Acuitas may offer for sale, contract to sell, or sell any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock subject to certain customary exceptions. In addition, we have agreed to not issue any securities that are subject to a price reset based on trading prices of our common stock or upon a specified or contingent event in the future, or enter into an agreement to issue securities at a future determined price, for six months after the closing date of this offering.
Indemnification
We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Placement Agent may be required to make for these liabilities.
Regulation M
The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.
Electronic Distribution
This prospectus in electronic format may be made available on websites or through other online services maintained by the Placement Agent, or by its affiliates. Other than this prospectus in electronic format, the information on the

Placement Agent’s websites and any information contained in any other websites maintained by the Placement Agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as placement agent, and should not be relied upon by investors.
Offer Restrictions Outside of the United States
Other than in the United States, no action has been taken that would permit a public offering of our common stock in any jurisdiction where action for the purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.
Canada
The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 - Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 - Underwriting Conflicts (“NI 33-105”), the Placement Agent is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities. An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.
France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité de marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Hong Kong
Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire securities. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the securities is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for securities will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the securities would be a breach of the CO or SFO.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.
Israel
The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.
Italy
The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.
●	Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.
Japan
The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.
Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comiss&abreve;o do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”).
This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
LEGAL MATTERS
The validity of the issuance of the shares of common stock (or pre-funded warrants) and accompanying warrants offered by us in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. Ellenoff Grossman & Schole LLP, New York, New York, has acted as counsel for the Placement Agent in connection with certain legal matters related to this offering.
EXPERTS
The consolidated balance sheets of Ontrak, Inc. and Subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus or incorporated by reference into this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, of which this prospectus forms a part, please see the copy of the contract or document that has been filed. Each statement in this prospectus or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and from the SEC’s website at http://www.sec.gov.
We maintain a website at www.ontrakhealth.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.
INCORPORATION OF DOCUMENTS BY REFERENCE
This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than providing such information in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information in documents that we file later with the SEC will automatically update and supersede the information that is either contained in, or incorporated by reference into, this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering:

●	our annual report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 17, 2023;
●	our quarterly report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 12, 2023;
●	our quarterly report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 10, 2023;
●
our current reports on Form 8-K, filed with the SEC on January 4, 2023; February 22, 2023; March 3, 2023; March 6, 2023 (8-K/A); March 15, 2023 (only with respect to Items 2.05 and 3.01); June 27, 2023, July 27, 2023, August 4, 2023, August 15, 2023, September 7, 2023, October 2, 2023, October 16, 2023, October 16, 2023, and November 2, 2023; and

●	the description of our common stock set forth in the Registration Statement on Form 8-A12B filed on April 21, 2017, including any amendment or report filed for the purpose of updating such description.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:
Ontrak, Inc.
333 S. E. 2nd Street, Suite 2000
Miami, FL 33131
Phone: (310) 444-4300
You also may access these filings on our website at http://www.ontrakhealth.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

4,592,068 Shares of Common Stock
5,907,932 Pre-Funded Warrants to Purchase up to 5,907,932 Shares of Common Stock
21,000,000 Warrants to Purchase up to 21,000,000 Shares of Common Stock
Up to 26,907,932 Shares of Common Stock Underlying the Pre-Funded Warrants and Warrants

Ontrak, Inc.

PROSPECTUS

Roth Capital Partners

November 10, 2023